EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 26, 2026, except for the effects of the change in segment reporting discussed in Notes 1, 4 and 7 and in Schedule III, as to which the date is June 3, 2026, with respect to the consolidated financial statements and financial statement schedules of Everest Group, Ltd., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

New York, New York

August 7, 2026